Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK

OF

SAEXPLORATION HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

SAEXPLORATION HOLDINGS, INC., a Delaware corporation (the “Company”), certifies that pursuant to the resolutions of the Board of Directors adopted on January 26, 2018, the creation of 8.0% Cumulative Perpetual Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of the Company was authorized and the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series A Preferred Stock, in addition to those set forth in the Certificate of Incorporation and the By-Laws, are fixed as follows:

1. Designation and Amount; Ranking.

(a) There shall be created from the 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “8.0% Cumulative Perpetual Series A Preferred Stock,” par value $0.0001 per share, and the number of shares of Series A Preferred Stock shall initially be 35,000, which number shall be increased by the number of any shares of Series A Preferred Stock issued as PIK Dividends. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Company, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

(b) The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior to all Senior Stock, in each case, as provided more fully herein.

2. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Accumulated Dividends” shall mean, with respect to any share of Series A Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until such date. There shall be no Accumulated Dividends with respect to any share of Series A Preferred Stock prior to the Issue Date.

(b) “Adjusted EBITDA” for any period shall mean net income (loss) plus depreciation and amortization, plus interest expense, plus income taxes, plus share-based compensation, plus loss (gain) on disposal of property and equipment, plus costs incurred on debt restructuring, plus foreign exchange loss (gain) and plus nonrecurring one-time expenses, in each case for such period.

(c) “Adjusting Issuance” shall have the meaning specified in Section 8(e).

(d) “Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144.

(e) “Agent Members” shall have the meaning specified in Section 14(a)(ii).

(f) “Alaska Tax Credits” shall mean any tax credit, refund or refund claim relating to Alaska oil and gas production tax credits.

(g) “Alaska Tax Credits Redemption” shall have the meaning specified in Section 5(a).

(h) “Board of Directors” or “Board” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(i) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(j) “By-Laws” shall mean the Second Amended and Restated By-Laws of the Company, as may be amended, amended and restated, or otherwise modified from time to time.

(k) “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(l) “Cash Dividends” shall have the meaning specified in Section 4(a).

(m) “Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of the Company, dated as of September 6, 2016, as may be amended, amended and restated, or otherwise modified from time to time.

(n) “Change of Control” shall mean the occurrence of any of the following: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder; (ii) the adoption or the approval by the holders of Capital Stock of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or (iv) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(o) “close of business” shall mean 5:00 p.m. (New York City time).

(p) “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company, subject to Section 10(e).

(q) “Company” shall have the meaning specified in the preamble.

(r) “Company Redemption” shall have the meaning specified in Section 5(b).

(s) “Covered Preferred Conversion” shall have the meaning specified in Section 8(e).

(t) “Conversion Blocker” shall have the meaning specified in Section 8(c).

(u) “Conversion Date” shall have the meaning specified in Section 8(g).

(v) “Conversion Rate” shall have the meaning specified in Section 8(d).

(w) “Credit Facility” shall mean the First Amended and Restated Credit and Security Agreement, dated as of September 22, 2017, by and among SAExploration, Inc., the Company, SAExploration Sub, Inc., SAExploration Seismic Services (US), LLC, and NES, LLC, the lenders from time to time party thereto and Cantor Fitzgerald Securities, as agent, as amended by Amendment No. 1 to First Amended and Restated Credit and Security Agreement, dated as of December 21, 2017, as in effect on the Settlement Date or as may thereafter be further amended, restated, modified, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time that extend the maturity of, refinance, replace or otherwise restructure all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

(x) “Credit Facility Applicable Amount” shall mean, at any time, (i) the lesser of (x) the aggregate principal amount outstanding at such time under the Credit Facility (together with interest and fees due thereon but disregarding any borrowings outstanding thereunder that were made within 5 days of such time) and (y) $20,000,000.00 (together with any applicable interest, fees and other obligations), less (ii) the cumulative amount of repayments of indebtedness under the Credit Facility directly or indirectly using the proceeds of any monetizations of Alaska Tax Credits.

(y) “Daily VWAP” shall mean, for any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the Company’s Common Stock (or any successor thereto) in respect of the period from the scheduled open of trading on the principal trading market for the Common Stock to the scheduled close of trading of the primary trading session on such Trading Day (including any extensions thereof) (or if such volume-weighted average price is not available, the market value of one share of Common Stock on such Trading Days, as the Board of Directors reasonably determines in good faith using a volume-weighted average method). The “Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours (including any extensions thereof).

(z) “Determination Date” shall mean, with respect to each Dividend Period, the 15th calendar day immediately prior to the first day of such Dividend Period.

(aa) “Diluted Basis” shall mean, with respect to any calculation, such calculation made assuming the exercise of all of the Series C Warrants and the conversion or exercise of all other outstanding securities or instruments of the Company that is convertible or exercisable into Common Stock, other than any unconverted Series A Preferred Stock.

(bb) “Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Existing Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any capital stock of such Person that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 of the Existing Notes Indenture and Section 4.07 of the Stub Notes Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Existing Notes Indenture shall be the maximum amount that the Company and its restricted Subsidiaries would become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends on or prior to the date that is 91 days after the date on which the Existing Notes mature.

(cc) “Distributed Property” shall have the meaning specified in Section 10(a)(iii).

(dd) “Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1, of each year, commencing on April 1, 2018.

(ee) “Dividend Period” shall mean the period commencing on and including a dividend payment date and ending on but excluding the next succeeding dividend payment date, with the exception that the first Dividend Period shall commence on and include the Settlement Date and end on but exclude the first scheduled dividend payment date.

(ff) “Dividend Rate” shall mean the rate per annum of 8.0% per share of Series A Preferred Stock on the Liquidation Preference.

(gg) “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, December 15, March 15, June 15 and September 15, as the case may be, immediately preceding such Dividend Payment Date.

(hh) “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(ii) “Effective Date,” when used with respect to any issuance, dividend or distribution on the Common Stock, shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

(jj) “Ex-Date,” when used with respect to any issuance, dividend or distribution on the Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(kk) “Excess Alaska Tax Credits Proceeds Amount” shall mean, as of any time, the excess (if positive) of (i) the cumulative amount of proceeds from any monetizations of Alaska Tax Credits that have been received as of such time by the Company and its Subsidiaries over (ii) the Secured Facilities Threshold Amount as of such time.

(ll) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(mm) “Exchange Offer” shall mean the Company’s offer to exchange any and all of its Existing Notes and any and all of its Stub Notes, plus accrued and unpaid interest from and including January 15, 2018 thereon, for up to (i) 1,883,964 newly issued shares of Common Stock, (ii) 35,000 newly issued shares of the Series A Preferred Stock, (iii) 945,000 newly issued shares of the Series B Preferred Stock (which is mandatorily convertible into 20,542,196 shares of Common Stock, subject to certain conditions), and (iv) 8,169,822 Series C Warrants to purchase 8,169,822 shares of Common Stock, pursuant to that certain Exchange Offer Memorandum and Consent Solicitation Statement dated December 22, 2017.

(nn) “Existing Notes” shall mean the 10.000% Senior Secured Second Lien Notes due 2019 of the Company, as governed by the Existing Notes Indenture.

(oo) “Existing Notes Indenture” shall mean that certain indenture, dated as of July 27, 2016, by and among the Company, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as trustee and noteholder collateral agent.

(pp) “Free Cash Flow” shall mean, with respect to any Determination Date, Adjusted EBITDA for the twelve-month period prior to such Determination Date for which internal consolidated financial statements for the Company and its subsidiaries prepared in accordance with GAAP are available, less capital expenditures for such twelve-month period.

(qq) “GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time. Any accounting terms used but not otherwise defined shall have the meanings ascribed to them under GAAP.

(rr) “Global Series A Preferred Stock” shall have the meaning specified in Section (i).

(ss) “Governmental Authority” means (a) any national, supranational, federal, state, provincial, county, municipal or local government or any entity exercising executive, legislative, judicial, quasi-judicial, arbitral, regulatory, taxing or administrative functions of or pertaining to government and (b) any agency, commission, division, bureau, department, court, tribunal, instrumentality, authority, quasi-governmental authority or other political subdivision of any government, entity or organization described in the foregoing clause (a), in each case, whether U.S. or non-U.S.

(tt) “Holder” shall mean a holder of record of the Series A Preferred Stock.

(uu) “Issue Date” shall mean January 29, 2018, the original date of issuance of the Series A Preferred Stock.

(vv) “Junior Stock” shall mean the Common Stock, all other classes of the Company’s common stock and each other class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(ww) “Law” means any Order, law, statute, regulation, code, ordinance, policy, rule, consent decree, consent order or other requirement of any Governmental Authority.

(xx) “Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, $1,000.00, subject to adjustment in accordance with Section 10.

(yy) “Mandatory Conversion Date” shall have the meaning specified in Section 11(b).

(zz) “Market Disruption Event” means the occurrence or existence on any Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the scheduled close of trading on such Trading Day.

(aaa) “Market Value” shall mean the average of the per share volume-weighted average prices of the Common Stock for each day during a 15 consecutive Trading Day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[SAEX] <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the closing sale price shall be used for such Trading Day). The per share volume-weighted average price on each such Trading Day shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(bbb) “MIP” shall mean the management incentive plan entered into by certain members of senior management of the Company in conjunction with the Exchange Offer.

(ccc) “New Common Shares” shall mean the 1,883,964 shares of Common Stock issued in conjunction with the Exchange Offer.

(ddd) “Non-Conversion Period” shall have the meaning specified in Section 8(b).

(eee) “Officer” shall mean, with respect to any Person, the Chairman of the Board, the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person; provided that, in the case of a limited or general partnership, limited liability company or other Person that is not a corporation, the term “Officer” shall also include any of the foregoing officers of a direct or indirect general partner, managing member or other similar Person.

(fff) “Officers’ Certificate” shall mean a certificate signed by two Officers.

(ggg) “open of business” shall mean 9:00 a.m. (New York City time).

(hhh) “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with a Governmental Authority of competent jurisdiction.

(iii) “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(jjj) “Permitted Holders” shall mean (i) any holder of Existing Notes that executes that certain Restructuring Support Agreement, dated as of December 19, 2017, by and among the Company, SAExploration, Inc., SAExploration Sub, Inc., SAExploration Seismic Services (US), LLC, NES, LLC and the Supporting Holdings identified thereon, including pursuant to a joinder thereto and any Related Party thereof, (ii) any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Capital Stock of the Company or any direct or indirect parent entity or securities convertible into or exchangeable or exercisable for such Capital Stock, (iii) any immediate family member (in the case of an individual) of a Person described in clause (i) above, (iv) any trust, corporation, partnership, limited liability company or other entity, of whose Voting Stock more than 50% is beneficially owned by one or more Permitted Holders and (v) any co-investor in any Person described in clause (iv) above.

(kkk) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(lll) “PIK Dividends” shall have the meaning specified in Section 4(b).

(mmm) “Qualified Investment” shall have the meaning specified in Section 8(e).

(nnn) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

(ooo) “Redemption” shall have the meaning specified in Section 5(b).

(ppp) “Reference Property” shall have the meaning specified in Section 10(e).

(qqq) “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of the Settlement Date, by and between the Company and certain holders of Common Stock, entered into in conjunction with the Exchange Offer.

(rrr) “Related Party” of a Person shall mean (i) any fund manager of such Person or any fund or account under common management with such Person, (ii) any controlling equityholder of such Person and (iii) any Person of whose Voting Stock more than 50% is beneficially owned by such Person.

(sss) “Reorganization Event” shall have the meaning specified in Section 10(e).

(ttt) “Restricted Ownership Percentage” shall have the meaning specified in Section 8(c).

(uuu) “Rule 144” shall mean Rule 144 as promulgated under the Securities Act.

(vvv) “SEC” or “Commission” shall mean the Securities and Exchange Commission.

(www) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xxx) “Secured Facilities Threshold Amount” shall mean, as of any time, the sum of (i) the Credit Facility Applicable Amount as of such time (if positive), plus (ii) the Senior Loan Facility Applicable Amount (if positive).

(yyy) “Senior Loan Facility” shall mean the Term Loan and Security Agreement, dated as of June 29, 2016, by and among the Company, SAExploration, Inc., SAExploration Sub, Inc., SAExploration Seismic Services (US), LLC, and NES, LLC, Delaware Trust Company, as collateral agent and administrative agent, and the lenders from time to time party thereto, as amended by Amendment No. 1 to Term Loan and Security Agreement, dated as of October 24, 2016, as further amended by Amendment No. 2 to Term Loan and Security Agreement, dated as of September 8, 2017, as in effect on the Settlement Date or as may thereafter be further amended, restated, modified, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time that extend the maturity of, refinance, replace or otherwise restructure all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

(zzz) “Senior Loan Facility Applicable Amount” shall mean, as of any time, (i) $29,000,000.00 (together with any interest, fees and other obligations), minus (ii) the cumulative amount at such time of all permanent repayments of indebtedness under the Senior Loan Facility (other than any permanent repayments made to refinance or replace such indebtedness) that have been made since the Settlement Date.

(aaaa) “Senior Stock” shall mean any class of the Company’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(bbbb) “Series A Preferred Stock” shall have the meaning specified in the preamble.

(cccc) “Series B Preferred Stock” shall mean the series of preferred stock of the Company, designated as the “Mandatorily Convertible Series B Preferred Stock,” par value $0.0001 per share, which was issued in conjunction with the Exchange Offer.

(dddd) “Series C Warrants” shall mean the 8,169,822 warrants to purchase 8,169,822 shares of Common Stock, which warrants were issued in conjunction with the Exchange Offer.

(eeee) “Settlement Date” shall mean January 29, 2018.

(ffff) “Shareholder Approval” shall mean the approval by holders of a majority of the issued and outstanding shares of Common Stock of (i) the amendment to the Certificate of Incorporation to increase the number of shares of the Company’s Common Stock authorized for issuance in an amount to provide a sufficient number of authorized shares of Common Stock for the issuance of New Common Shares and for the issuance of the shares upon conversion of all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, and upon exercise of the Series C Warrants, and (ii) such approval as may be required by the applicable rules and regulations of NASDAQ (or any successor entity) from the shareholders of the Company with respect to the issuance of New Common Shares and the issuance of the shares upon conversion of all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock and upon exercise of the Series C Warrants in excess of 19.99% of the issued and outstanding Common Stock on the Settlement Date.

(gggg) “Spin-Off” shall have the meaning specified in Section 10(a)(iii).

(hhhh) “Strategic Investor” shall mean (i) any Person that is a competitor of the Company or any of its Subsidiaries (ii) a vendor, supplier or customer of the primary business products and services of the Company or its Subsidiaries, including, but not limited to, vendors, suppliers and customers in the seismic data acquisition and logistical support service sector of the oil and natural gas industry, (iii) any Person which, in connection with the issuance of shares to such Person, enters into a significant commercial transaction with the Company which is directly related to the Company’s business, or otherwise is of strategic value to the Company, and (iv) any Subsidiary of such Person, strategic investor, vendor, supplier or customer specified in clause (i), (ii) or (iii) as reasonably determined, in the case of each of clauses (i), (ii) and (iii), by the Board of Directors.

(iiii) “Strategic Investor Preferred Conversion Adjustment” shall have the meaning specified in Section 8(e).

(jjjj) “Stub Notes” shall mean the 10.000% Senior Secured Notes due 2019 of the Company, as governed by the Stub Notes Indenture.

(kkkk) “Stub Notes Indenture” shall mean that certain indenture, dated as of June 29, 2014, by and among the Company, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as successor trustee and noteholder collateral agent to U.S. Bank National Association, as amended by that certain First Supplemental Indenture, dated as of June 29, 2016, by and among the Company, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as successor trustee and noteholder collateral agent to U.S. Bank National Association.

(llll) “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(mmmm) “Trading Day” shall mean a day during which (i) trading in the Common Stock generally occurs on the NASDAQ Capital Market or, if the Common Stock is not listed on the NASDAQ Capital Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

(nnnn) “Transfer Agent” shall mean Continental Stock Transfer & Trust Company, acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series A Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(oooo) “Transfer Restricted Securities” shall mean (i) each share of Series A Preferred Stock or Common Stock into which such share of Series A Preferred Stock is converted required to bear the legend set forth in Section 14(c)(vi), and (ii) any shares of Common Stock issued as a dividend on any Transfer Restricted Security.

(pppp) “Voting Stock” of a Person, as of any time, shall mean the equity securities of such Person that at such time are entitled to vote in the election of the board of directors (or similar governing body) of such Person.

(qqqq) “Warrant Election Option” shall have the meaning specified in Section 11(a).

3. Dividends.

(a) Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cumulative dividends at the Dividend Rate. Dividends on the Series A Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, or, if no dividends have been paid, from the Issue Date (whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends), and shall be paid in cash or, subject to certain conditions, in additional shares of Series A Preferred Stock, in each case as provided pursuant to Section 4. Dividends shall be payable in arrears on each Dividend Payment Date (commencing on April 1, 2018) to the holders of record of Series A Preferred Stock as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. Accumulations of dividends on shares of Series A Preferred Stock shall not bear interest. Dividends payable for any period less than a full dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash, which shall not exceed $1,000.00 per fractional share, in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration or retired for value (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by (i) conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash, which shall not exceed $1,000.00 per fractional share, solely in lieu of fractional shares of any such shares of Parity Stock or Junior Stock and (ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)), unless, in either case of clause (i) or (ii), above, all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such Parity Stock bear to each other.

(d) Holders shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

4. Method of Payment of Dividends.

(a) Except as provided in Section 4(b), dividends on the Series A Preferred Stock shall be payable entirely in cash (“Cash Dividends”).

(b) For any Dividend Period, if the Company’s Free Cash Flow as determined on the Determination Date for such Dividend Period is $15,000,000.00 or less, then the Company shall pay dividends on the shares of Series A Preferred Stock by increasing the amount of shares of Series A Preferred Stock held in book entry form or, in the case of certificated Series A Preferred Stock, issuing new shares of certificated Series A Preferred Stock, in each case, in an amount equal to such dividend (“PIK Dividends”). Whenever the Company pays a PIK Dividend, each share of Series A Preferred Stock paid in connection therewith shall have a deemed value for such purpose equal to the Liquidation Preference per share of Series A Preferred Stock, and the number of additional shares of Series A Preferred Stock issuable to Holders in connection with the payment of a PIK Dividend will be, with respect to each share of Series A Preferred Stock, the number (or fraction) obtained from the quotient of (x) the amount of the applicable PIK Dividend per share of Series A Preferred Stock, divided by (y) the Liquidation Preference per share of Series A Preferred Stock.

(c) The insufficiency or lack of funds available to the Company to pay Cash Dividends as required by Section 4(a) shall not permit the Company to pay PIK Dividends in respect of any Dividend Period and the sole circumstances in which the Company shall pay PIK Dividends shall be as (and to the extent) provided in Section 4(b).

(d) If the Company shall be required to pay PIK Dividends for any Dividend Period, then the Company shall issue a press release not less than five Business Days prior to the commencement of such Dividend Period, which press release shall state the total amount of dividends to be paid on the Dividend Payment Date on which such Dividend Period ends and the amount of such dividends to be paid as PIK Dividends on such Dividend Payment Date.

(e) All shares of Series A Preferred Stock issued as PIK Dividends will be governed by, and subject to the terms, provisions and conditions of, the Certificate of Incorporation and will have the same rights and benefits as the shares of Series A Preferred Stock issued on the Settlement Date.

(f) If a Dividend Payment Date falls on a day that is not a Business Day, the dividend to be made on such Dividend Payment Date will be made, without penalty, on the next succeeding Business Day with the same force and effect as if made on such Dividend Payment Date.

5. Redemption.

(a) If, at any time, the Excess Alaska Tax Credits Proceeds Amount that has not previously been applied towards an Alaska Tax Credit Redemption exceeds $2,000,000.00, the Company and its Subsidiaries shall be required to use such unapplied Excess Alaska Tax Credits Proceeds Amount to redeem, on a pro rata basis, the outstanding Series A Preferred Stock for cash on a redemption date to occur within 30 days after receipt by the Company or such Subsidiary of funds from the monetization of Alaska Tax Credits (the “Alaska Tax Credit Redemption”), provided that any such redemption shall not be required to be made at such time, to the extent such redemption is not at the time permitted by the Company’s and its Subsidiaries’ credit facilities and indentures, including the Credit Facility, Senior Loan Facility, the Existing Notes Indenture and the Stub Notes Indenture (in each case, a “Delayed Alaska Tax Credit Redemption”). To the extent all such prohibitions are no longer applicable and all the Company’s and its Subsidiaries’ credit facilities and indentures permits such Delayed Alaska Tax Credit Redemption, the Company shall make such Delayed Alaska Tax Credit Redemption.

(b) The Company, at its option, may redeem all of the outstanding Series A Preferred Stock for cash at any time after the Settlement Date (the “Company Redemption” and, together with the Alaska Tax Credit Redemption, a “Redemption”).

(c) In the case of a Redemption, the Company shall provide not less than 30 nor more than 60 calendar days’ notice, which notice may be subject to one or more conditions, before the redemption date (in any manner permitted by DTC) to each holder of Series A Preferred Stock. The redemption price for each share of Series A Preferred Stock to be redeemed will be equal to the sum of (i) the Liquidation Preference for such share, plus (ii) accumulated and unpaid dividends on such share to, but excluding, the redemption date. The redemption date must be a Business Day.

(d) No “sinking fund” is provided for the Series A Preferred Stock.

6. Voting.

(a) The shares of Series A Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

(i) So long as any shares of Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by Law, the Company shall not, without the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock voting or consenting, as the case may be, separately as one class,

(A) create, authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) or Parity Stock (or any security convertible into Parity Stock), or

(B) amend the Company’s constituent documents by merger or otherwise in a manner that would affect adversely the rights, preferences, privileges or voting rights of Holders, including, without limitation, provisions relating to dividends, liquidation preference, redemption and conversion rights, ranking, anti-layering and consent rights with respect to the granting of liens on the Alaska Tax Credits (other than the liens granted to secure obligations under the Credit Facility and the Senior Loan Facility).

(ii) In all cases in which Holders shall be entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote.

(b) The Company may authorize, increase the authorized amount of, or issue any class or series of, Junior Stock without the consent of the Holders, and in taking such actions the Company shall not be deemed to have affected, and any amendment of the Certificate of Incorporation of the Company that effects such actions shall not be deemed to affect, adversely the rights, preferences, privileges or voting rights of Holders specified herein.

7. Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders (x) the Liquidation Preference, plus (y) Accumulated Dividends to the date fixed for liquidation, winding-up or dissolution in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock and Series B Preferred Stock.

(b) Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 7.

(c) After the payment in full to the Holders of the preferential amounts provided for in this Section 7, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

(d) In the event the assets of the Company available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 7 and all amounts to which such holders of Parity Stock are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Series A Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

8. Optional Conversion.

(a) Notwithstanding anything herein to the contrary, the Series A Preferred Stock will not be convertible prior to receipt of Shareholder Approval. The Company shall use all commercially reasonable efforts to obtain the Shareholder Approval as promptly as practicable after the Settlement Date.

(b) Upon the occurrence of a Change of Control, (i) the Company may cause all (but not less than all) of the Series A Preferred Stock to be converted, and (ii) each Holder may cause some or all of its shares of Series A Preferred Stock to be converted. Otherwise, the Series A Preferred Stock will not be convertible from the Settlement Date to the third anniversary of the Settlement Date (the “Non-Conversion Period”); provided that, with the consent of Holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, the Company may cause the conversion of all (but not less than all) of the outstanding Series A Preferred Stock prior to the end of the Non-Conversion Period.

(c) Following the Non-Conversion Period and receipt of Shareholder Approval, Holders may convert their shares of Series A Preferred Stock at any time; provided that a Holder that beneficially owns less than 10% of the shares of Common Stock outstanding and is not otherwise an Affiliate of the Company will not have the right to exercise such Holder’s right to convert such Series A Preferred Stock for so long as the Common Stock is registered under the Exchange Act if and to the extent that after giving effect to such exercise, such person (together with such person’s Affiliates) or any “group” (within the meaning of Section 13d-3 of the Exchange Act) that includes such person would beneficially own in excess of 9.99% (the “Restricted Ownership Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise (the “Conversion Blocker”); provided, further that the Conversion Blocker shall continue to apply to Blue Mountain Capital Management, LLC and its affiliates (which, for the avoidance of doubt, shall not include the Company and its other affiliates) that are Holders at any time when Blue Mountain Capital Management, LLC and its affiliates are Affiliates of the Company. Each Holder shall have the right at any time and from time to time to reduce the Restricted Ownership Percentage applicable to such Holder immediately upon prior written notice to the Company or increase the Restricted Ownership Percentage applicable to such Holder upon 61 days’ prior written notice to the Company.

(d) The initial conversion rate for the Series A Preferred Stock is 3,271.4653 fully paid and non-assessable shares of Common Stock per share of Series A Preferred Stock (subject to adjustment as described in Section 10, the “Conversion Rate”).

(e) If a Strategic Investor has made an investment (a “Qualified Investment”) of 10% or more and less than 50% of the outstanding Common Stock on a Diluted Basis as of the time of such investment prior to the conversion of any Series A Preferred Stock, then immediately following any conversion of any Series A Preferred Stock (a “Covered Preferred Conversion”), the Company shall issue to such Strategic Investor, at no cost, a number of additional shares of Common Stock (an “Adjusting Issuance”) such that the shares of Common Stock held by such Strategic Investor represent a percentage of the outstanding shares of Common Stock on a Diluted Basis (after giving effect to such Covered Preferred Conversion and such Adjusting Issuance) that is equal to the percentage of the outstanding shares of Common Stock on a Diluted Basis represented by the shares of Common Stock held by such Strategic Investor prior to such Covered Conversion and Adjusting Issuance (the “Strategic Investor Preferred Conversion Adjustment”).

(f) Upon conversion of any shares of Series A Preferred Stock, the Company shall deliver to the converting Holder a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock being converted by such Holder multiplied by the then-applicable Conversion Rate, with shares of Common Stock issued in whole integral multiples, rounded down in lieu of any fractional shares of Common Stock in accordance with Section 12, on the third Business Day immediately following the relevant Conversion Date.

(g) Before any Holder shall be entitled to convert a share of Series A Preferred Stock as set forth above, such Holder shall (i) in the case of Certificated Series A Preferred Stock, (A) complete, manually sign and deliver an irrevocable notice to the office of the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) in the form of Exhibit B hereto (a “Notice of Conversion”) and state in writing therein the number of shares of Series A Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered, (B) surrender such shares of Series A Preferred Stock, at the office of the Conversion Agent, and (C) if required, furnish appropriate endorsements and transfer documents, or (ii) in the case of a beneficial interest in Global Series A Preferred Stock, comply with the procedures of the Depository in effect at that time. The Conversion Agent shall notify the Company of any conversion pursuant to this Section 8(g) on the Conversion Date for such conversion. The date on which a Holder complies with the procedures in this Section 8(g) is the “Conversion Date.” If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(h) A conversion will be deemed to have been effected as to any shares of Series A Preferred Stock surrendered for conversion on the corresponding Conversion Date. Immediately prior to the close of business on such Conversion Date, a converting Holder shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then actually be delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 12); and (ii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

9. Dividends Upon Conversion.

(a) If dividends are required to be paid in cash with respect to the Dividend Period during which a Conversion Date occurs:

(i) if such Conversion Date occurs before the Dividend Record Date for such Dividend Period, any accrued and unpaid dividends (to, but not including, such Conversion Date) on the shares of Series A Preferred Stock subject to such conversion shall be paid in cash on such Conversion Date; and

(ii) if such Conversion Date occurs on or after the Dividend Record Date for such Dividend Period but on or before the Dividend Payment Date for such Dividend Period, any such dividends (to, but not including, such Conversion Date) shall be paid in cash on the relevant Dividend Payment Date.

(b) If dividends are required to be paid in additional shares of Series A Preferred Stock with respect to the Dividend Period during which a Conversion Date occurs:

(i) if such Conversion Date occurs before the Dividend Record Date for such Dividend Period, any accrued and unpaid dividends on the shares of Series A Preferred Stock subject to such conversion shall be paid in the form of a number of shares of Common Stock equal to the number of shares of Common Stock that would have been issued had (A) such dividends been paid in the form of additional shares of Series A Preferred Stock on such Conversion Date and (B) such shares of Series A Preferred Stock been converted on the Conversion Date; and

(ii) if such Conversion Date occurs on or after the Dividend Record Date for such Dividend Period but on or before the Dividend Payment Date for such Dividend Period, any such dividends shall be paid on the relevant Dividend Payment Date in the form of additional shares of Series A Preferred Stock, which shall automatically convert on the date of issuance into shares of Common Stock.

(c) It is understood that for purposes of paragraphs (a) and (b) above, with respect to a Conversion Date occurring during a Dividend Period prior to a Dividend Record Date, dividends shall be “required to be paid in cash” if such dividends would be required to be paid in cash for such Dividend Period if the Conversion Date were the Dividend Record Date for such Dividend Period, and dividends shall be deemed to be “required to be paid in additional shares of Series A Preferred Stock” if such dividends would be required to be paid in additional shares of Series A Preferred Stock for such Dividend Period if the Conversion Date were the Dividend Record Date for such Dividend Period.

10. Conversion Rate Adjustments.

(a) The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i) If the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 10(a)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this Section 10(a)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If the Company distributes to any Person (other than pursuant to the MIP or pursuant to a Qualified Investment) any shares of Common Stock or rights, options or warrants entitling such Person to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 10(a)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 10(a)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than the average of the Daily VWAP of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(iii) If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (A) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 10(a)(i) or Section 10(a)(ii), (B) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 10(a)(iv), and (C) Spin-Offs as to which the provisions set forth below in this Section 10(a)(iii) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets, securities or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0	=	the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV	=	the fair market value as of the Record Date for such distribution (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Common Stock.

Any increase made under the portion of this Section 10(a)(iii) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay the distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Distributed Property that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 10(a)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV	=	the average of the Daily VWAP of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0	=	the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the close of business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references within the portion of this Section 10(a)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv) If the Company makes any cash dividend or distribution to all or substantially all holders of the Common Stock, excluding any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0	=	the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C	=	the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of Common Stock.

Any increase pursuant to this Section 10(a)(iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v) If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Daily VWAP of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 10(a)(v) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 10(a)(v) to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi) All calculations and other determinations under this Section 10(a) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 10(a) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 0.5% in the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 0.5% in such Conversion Rate; provided, however, that the Company shall make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 0.5%, (A) on December 31 of each calendar year, and (B) on the Conversion Date for any conversions of Series A Preferred Stock. No adjustment to the Conversion Rate shall be made if it results in a conversion price that is less than the par value (if any) of the Common Stock.

(vii) In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 10(a), and to the extent permitted by applicable law and subject to the applicable rules of the NASDAQ Capital Market, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board of Directors determines that such increase would be in the Company’s best interest. In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Company shall provide to the Holder of each share of Series A Preferred Stock at its last address appearing on the stock register of the Company a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii) For purposes of this Section 10(a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(ix) If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Series A Preferred Stock, the Company or an applicable withholding agent may withhold on cash dividends, shares of Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or his successors and assigns.

(b) Notwithstanding anything to the contrary in this Section 10, no adjustment to the Conversion Rate shall be made with respect to (i) any issuances of Common Stock or rights, options or warrants pursuant to the MIP, (ii) any issuances of Common Stock pursuant to the Strategic Investor Preferred Conversion Adjustment, (iii) any issuances of Common Stock in respect of the Series A Preferred Stock, (iv) any issuances of Common Stock in respect of the Series C Warrants, or (v) any transaction described in Section 10(a)(ii) through Section 10(a)(iv) (other than for share splits or share combinations) if the Company makes provision for each Holder of the Series A Preferred Stock to participate in such transaction, at the same time as holders of the Common Stock, without conversion, as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date or Effective Date, as the case may be, for such transaction, multiplied by the number of shares of Series A Preferred Stock held by such Holder.

(c) If the Company shall take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Rate then in effect shall be required by reason of the taking of such record.

(d) Upon any increase in the Conversion Rate, the Company promptly shall deliver to each Holder a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased Conversion Rate then in effect following such adjustment.

(e) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger or combination involving the Company,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). If the Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of such weighted average as soon as practicable after such determination is made. The Company and its Subsidiaries shall not become a party to any Reorganization Event unless its terms are consistent with this Section 10(e). None of the foregoing provisions shall affect the right of a Holder to convert its Series A Preferred Stock into shares of Common Stock as set forth in Section 8 prior to the effective time of such Reorganization Event. Notwithstanding Section 10(a), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 10. The provisions of this Section 10 shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Stock are intended to refer to such Reference Property.

(f) The Company shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock such maximum number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock or the payment or partial payment of dividends declared on Series A Preferred Stock that are payable in Common Stock.

(g) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock or the payment or partial payment of a dividend on Series A Preferred Stock in Common Stock, shall be made without charge to the converting Holder or recipient of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series A Preferred Stock and the Company shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(h) The Company’s adoption of a rights plan (including the distribution of rights pursuant thereto to all holders of the Common Stock) shall not result in an adjustment to the Conversion Rate pursuant to this Section 10, and upon conversion of Series A Preferred Stock the Holder will receive, in addition to the shares of Common Stock that are otherwise issuable upon conversion, a corresponding number of rights in accordance with the rights plan unless, prior to any conversion, such rights have separated from the shares of Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of Common Stock Distributed Property as described in Section 10(a)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

11. Mandatory Conversion.

(a) Following the Non-Conversion Period, the Company may elect to cause all (but not less than all) of the outstanding shares of Series A Preferred Stock to be mandatorily converted into shares of Common Stock, in which case each Holder will receive a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock of such Holder being converted multiplied by the Conversion Rate; provided that such mandatory conversion is subject to the Conversion Blocker. To the extent that the Company exercises its right to cause the conversion of the Series A Preferred Stock in any circumstance other than a Change of Control, if any Holder, but for the Conversion Blocker, would have been issued additional shares of Common Stock pursuant to the conversion, such holder may elect (the “Warrant Election Option”) instead to receive, on a one-for-one basis in lieu of such additional shares of Common Stock, warrants of the Company with terms identical to those of the Series C Warrants.

(b) Prior to a mandatory conversion, the Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) announcing such a mandatory conversion. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) that will be no earlier than 20 Business Days and no later than 40 Business Days after the date on which the Company issues such press release.

(c) Any holder electing the Warrant Election Option must deliver to the Company by 5:00 p.m. on the second Business Day before the Mandatory Conversion Date, a warrant election notice (the “Warrant Election Notice”), which Warrant Election Notice certifies that such Holder is subject to the Conversion Blocker and includes the number of warrants that such Holder elects to receive pursuant to the Warrant Election Option.

(d) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 11(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(e) On and after the Mandatory Conversion Date, dividends will cease to accrue on the Series A Preferred Stock subject to a mandatory conversion, and all rights of Holders of such Series A Preferred Stock will terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof. Notwithstanding the foregoing, any mandatory conversion pursuant to this Section 11 shall be subject to Section 9, using the Mandatory Conversion Date as the “Conversion Date” for purposes of Section 9.

(f) The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 11 unless, prior to giving the conversion notice, all Accumulated Dividends on the Series A Preferred Stock (whether or not declared) for periods ended prior to the date of such conversion notice shall have been paid.

12. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion, whether voluntary or mandatory, or in respect of dividend payments on the Series A Preferred Stock made in preferred stock, of the Series A Preferred Stock. If, upon the payment of PIK Dividends, a Holder would be entitled to receive a fractional interest in a share of Series A Preferred Stock, the Company will round up to the nearest whole number the number of shares of Series A Preferred Stock to be issued to such Holder. If, upon conversion of the Series A Preferred Stock, a Holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will round down to the nearest whole number the number of shares of Common Stock to be issued to such Holder.

13. Rights as Stockholders. The Series A Preferred Stock will not entitle their Holders to any of the rights of a stockholder of the Company, except as expressly provided in this Certificate of Designations. Upon conversion, any Holder who receives Common Stock comprising at least an aggregate of 2.5% of the then-outstanding Common Stock will be entitled to execute joinders to the Registration Rights Agreement.

14. Certificates.

(a) Form and Dating. The Series A Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series A Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(i) Global Series A Preferred Stock. The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend and restricted securities legend set forth in Exhibit A hereto (the “Global Series A Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Series A Preferred Stock represented by Global Series A Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. With respect to shares of Series A Preferred Stock that are not Transfer Restricted Securities on a Conversion Date or Dividend Payment Date, all shares of Common Stock issued in respect thereof on such Conversion Date or paid as a dividend on such Dividend Payment Date shall not bear the legend required pursuant to Section 14(c)(vi) below and shall be freely transferable without restriction under the Securities Act (other than by the Company’s Affiliates), and such shares shall be eligible for receipt in global form through the facilities of DTC.

(ii) Book-Entry Provisions. In the event Global Series A Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Series A Preferred Stock certificates that shall (A) be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Series A Preferred Stock or the nominee of DTC and (B) be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Series A Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series A Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Series A Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series A Preferred Stock.

(iii) Certificated Series A Preferred Stock. Except as provided in this Section 14(a) or in Section 14(c), owners of beneficial interests in Global Series A Preferred Stock will not be entitled to receive physical delivery of Preferred Stock in fully registered certificated form (“Certificated Series A Preferred Stock”). With respect to shares of Series A Preferred Stock that are Transfer Restricted Securities on a Conversion Date, all shares of Common Stock issuable on conversion of such shares on such Conversion Date shall bear the legend required pursuant to Section 14(c)(vi) below and shall be in global form if issued in respect of a Global Series A Preferred Stock.

(b) Execution and Authentication.

(i) Two Officers shall sign the Series A Preferred Stock certificate for the Company by manual or facsimile signature.

(ii) If an Officer whose signature is on a Series A Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series A Preferred Stock certificate, the Series A Preferred Stock certificate shall be valid nevertheless.

(iii) A Series A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Preferred Stock certificate. The signature shall be conclusive evidence that the Series A Preferred Stock certificate has been authenticated under this Certificate of Designations.

(iv) The Transfer Agent shall authenticate and deliver certificates for up to 35,000 shares of Series A Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the date on which the original issue of the Series A Preferred Stock is to be authenticated.

(v) The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Series A Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series A Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c) Transfer and Exchange.

(i) Transfer and Exchange of Certificated Series A Preferred Stock. When Certificated Series A Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series A Preferred Stock or to exchange such Certificated Series A Preferred Stock for an equal number of shares of Certificated Series A Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series A Preferred Stock surrendered for transfer or exchange:

(A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B) if such Certificated Series A Preferred Stock is a Transfer Restricted Security, is being transferred or exchanged in accordance with the transfer restrictions set forth in the legend pursuant to Section 14(c)(vi) below, and is accompanied by, if such Certificated Series A Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (1) a certification to that effect and (2) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 14(c)(vi).

(ii) Restrictions on Transfer of Certificated Series A Preferred Stock for a Beneficial Interest in Global Series A Preferred Stock. Certificated Series A Preferred Stock may not be exchanged for a beneficial interest in Global Series A Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series A Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series A Preferred Stock to reflect an increase in the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, then the Transfer Agent shall cancel such Certificated Series A Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock to be increased accordingly. If no Global Series A Preferred Stock is then outstanding, the Company shall issue and the Transfer Agent shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Series A Preferred Stock representing the appropriate number of shares.

(iii) Transfer and Exchange of Global Series A Preferred Stock. The transfer and exchange of Global Series A Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv) Transfer of a Beneficial Interest in Global Series A Preferred Stock for Certificated Series A Preferred Stock.

(A) If at any time:

(1) DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Series A Preferred Stock and a successor depository for the Global Series A Preferred Stock is not appointed by the Company within 90 days after delivery of such notice; or

(2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series A Preferred Stock is not appointed by the Company within 90 days,

then the Company shall execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company requesting the authentication and delivery of Certificated Series A Preferred Stock to the Persons designated by the Company, shall authenticate and deliver Certificated Series A Preferred Stock equal to the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, in exchange for such Global Series A Preferred Stock. Subject to the foregoing, the beneficial interests in a Global Series A Preferred Stock shall not be exchangeable for Certificated Series A Preferred Stock.

(B) Certificated Series A Preferred Stock issued in exchange for a beneficial interest in a Global Series A Preferred Stock pursuant to this Section 14(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series A Preferred Stock to the Persons in whose names such Series A Preferred Stock are so registered in accordance with the instructions of DTC.

(v) Restrictions on Transfer and Exchange of Global Series A Preferred Stock.

(A) Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in Section 14(c)(iv)), Global Series A Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(B) In the event that the Global Series A Preferred Stock is exchanged for Series A Preferred Stock in definitive registered form pursuant to Section 14(c)(iv), such Series A Preferred Stock may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 14(c) (including the certification requirements set forth in the Exhibits to this Certificate of Designations intended to ensure that such transfers comply with Rule 144A or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(vi) Legend.

(A) Except as permitted by Section 14(c)(vi)(C), each certificate evidencing the Global Series A Preferred Stock and the Certificated Series A Preferred Stock shall bear a legend in substantially the following form:

“THIS SHARE OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK, THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK AND THE SHARES OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK ISSUABLE AS A DIVIDEND ON THE 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK, IF ANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1. REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS [A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT] [IT IS AN “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”)][ IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT)], AND

2. AGREES FOR THE BENEFIT OF SAEXPLORATION HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF INITIAL ISSUANCE HEREOF OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(B) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THIS SHARE OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK OR A BENEFICIAL INTEREST HEREIN.

HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(B) Except as permitted by Section 14(c)(vi)(C), each certificate evidencing Common Stock in certificated form shall bear a legend in substantially the following form:

“THIS SHARE OF COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1. REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS [A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT] [IT IS AN “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”)][ IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT)], AND

2. AGREES FOR THE BENEFIT OF SAEXPLORATION HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF INITIAL ISSUANCE HEREOF OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(B) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THIS SHARE OF COMMON STOCK OR A BENEFICIAL INTEREST HEREIN.

HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(C) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by Global Series A Preferred Stock) pursuant to Rule 144 or another similar exemption from registration under the Securities Act or an effective registration statement under the Securities Act:

(1) in the case of any Transfer Restricted Security that is Certificated Series A Preferred Stock or Common Stock in certificated form, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Series A Preferred Stock or Common Stock in certificated form that does not bear a restrictive legend and rescind any restriction on the transfer of such Transfer Restricted Security; and

(2) in the case of any Transfer Restricted Security that is in global form, the Transfer Agent, shall decrease the amount of shares represented by such global security and increase the amount of shares represented by such global security not otherwise bearing the legend required above, and shall, in accordance with DTC procedures, deliver beneficial interests in such global security not bearing such legend.

Any share of Series A Preferred Stock (or security issued in exchange or substitution therefor) as to which the restrictions on transfer set forth above shall have expired in accordance with their terms may, upon surrender of such share of Series A Preferred Stock for exchange to the Transfer Agent, be exchanged for a new share of Series A Preferred Stock, which shall not bear the restrictive legend required above and shall not be assigned a restricted CUSIP number, if any. The Company shall be entitled to instruct the Transfer Agent in writing to so surrender any Global Series A Preferred Stock as to which such restrictions on transfer shall have expired in accordance with their terms for exchange, and, upon such instruction, the Transfer Agent shall so surrender such Global Series A Preferred Stock for exchange; and any new Global Series A Preferred Stock so exchanged therefor shall not bear the restrictive legend specified above and shall not be assigned a restricted CUSIP number.

(vii) Cancellation or Adjustment of Global Series A Preferred Stock. At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted or canceled, such Global Series A Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Series A Preferred Stock is exchanged for Certificated Series A Preferred Stock, converted or canceled, the number of shares of Series A Preferred Stock represented by such Global Series A Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series A Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(viii) Obligations with Respect to Transfers and Exchanges of Series A Preferred Stock.

(A) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Series A Preferred Stock and Global Series A Preferred Stock as required pursuant to the provisions of this Section 14(c).

(B) All Certificated Series A Preferred Stock and Global Series A Preferred Stock issued upon any registration of transfer or exchange of Certificated Series A Preferred Stock or Global Series A Preferred Stock shall be the valid Capital Stock of the Company, entitled to the same benefits under this Certificate of Designations as the Certificated Series A Preferred Stock or Global Series A Preferred Stock surrendered upon such registration of transfer or exchange.

(C) Prior to due presentment for registration of transfer of any shares of Series A Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(D) No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series A Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock certificates or Common Stock certificates.

(ix) No Obligation of the Transfer Agent.

(A) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series A Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series A Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Series A Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series A Preferred Stock). The rights of beneficial owners in any Global Series A Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(B) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series A Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series A Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d) Replacement Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(e) Temporary Certificates. Until definitive Series A Preferred Stock certificates are ready for delivery, the Company may prepare and the Transfer Agent shall authenticate temporary Series A Preferred Stock certificates. Any temporary Series A Preferred Stock certificates shall be substantially in the form of definitive Series A Preferred Stock certificates but may have variations that the Company considers appropriate for temporary Series A Preferred Stock certificates. Without unreasonable delay, the Company shall prepare and the Transfer Agent shall authenticate definitive Series A Preferred Stock certificates and deliver them in exchange for temporary Series A Preferred Stock certificates.

(f) Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Series A Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i) At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted, repurchased or canceled, such Global Series A Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii) The Transfer Agent and no one else shall cancel and destroy all Series A Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Series A Preferred Stock certificates to the Company. The Company may not issue new Series A Preferred Stock certificates to replace Series A Preferred Stock certificates to the extent they evidence Series A Preferred Stock which the Company has purchased or otherwise acquired.

15. Miscellaneous Provisions.

(a) With respect to any notice to a Holder of shares of Series A Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(c) The shares of Series A Preferred Stock shall be issuable only in whole shares.

(d) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder, or for Global Series A Preferred Stock, to the Depository in accordance with its procedures.

(e) Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(f) Holders shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Company.

(g) The Company and its Subsidiaries shall not incur any lien on any Alaska Tax Credit (or proceeds or products therefrom) securing any indebtedness, except for liens securing obligations under the Credit Facility, the Senior Loan Facility or the Stub Notes Indenture.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 29th day of January, 2018.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Jeff Hastings
Name:	Jeff Hastings
Title:	Chairman and Chief Executive Officer

Attest:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

Signature Page to

Certificate of Designations of

8.0% Cumulative Perpetual Series A Preferred Stock

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

[[THIS SHARE OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK, THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK AND THE SHARES OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK ISSUABLE AS A DIVIDEND ON THE 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK, IF ANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF 8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.]1

[THIS SHARE OF COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.]2

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1. REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS [A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT] [IT IS AN “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(a) UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”)][ IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT)], AND

2. AGREES FOR THE BENEFIT OF SAEXPLORATION HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST DATE OF INITIAL ISSUANCE HEREOF OR SUCH OTHER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO, AND (Y)

[1]	Include for Global Series A Preferred Stock.
[2]	Include for Common Stock.

Exhibit A – 1

SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(B) ABOVE, THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS MAY PURCHASE OR OTHERWISE ACQUIRE THIS SHARE OF [8.0% CUMULATIVE PERPETUAL SERIES A PREFERRED]3[COMMON]4 STOCK OR A BENEFICIAL INTEREST HEREIN.”]5

HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH

[3]	Include for Series A Preferred Stock.
[4]	Include for Common Stock.
[5]	Subject to removal upon registration under the Securities Act of 1933 or otherwise when the security shall no longer be a Transfer Restricted Security.

Exhibit A – 2

OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.]

[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]6

[6]	Subject to removal if not a global security.

Exhibit A – 3

Certificate Number	Number of Shares of
[ ]	Series A Preferred Stock

CUSIP NO.: [•]

8.0% Cumulative Perpetual Series A Preferred Stock

of

SAEXPLORATION HOLDINGS, INC.

SAEXPLORATION HOLDINGS, INC., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of preferred stock, par value $0.0001 per share, of the Company designated as the 8.0% Cumulative Perpetual Series A Preferred Stock (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are as specified in, and the shares of the Series A Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designations dated January 29, 2018, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this              day of January, 2018.

SAEXPLORATION HOLDINGS, INC.

By:
Name: [ ]
Title: [ ]

Exhibit A – 4

By:
Name: [ ]
Title: [ ]

Exhibit A – 5

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Transfer Agent,

By:
Authorized Signatory

Exhibit A – 6

REVERSE OF SECURITY

The Company will furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

Exhibit A – 7

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series A Preferred Stock Certificate)

Signature Guarantee:                                                  7

[7]	(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit A – 8

EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 8.0% Cumulative Perpetual Series A Preferred Stock (the “Series A Preferred Stock”) of SAExploration Holdings, Inc. (the “Company”), represented by stock certificate No(s)                      (the “Series A Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of the Company according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”). The Company will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of our Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder will pay the tax. A copy of each Series A Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Number of shares of Series A Preferred Stock to be converted:

Name or Names (with addresses) in which the certificate or certificate for any shares of Common Stock to be issued are to be registered:8

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[8]	The Company is not required to issue shares of Common Stock until you (a) if required, furnish appropriate endorsements and transfer documents and (b) if required, pay funds equal to interest payable on the next Dividend Payment Date to which such Holder is not entitled.

Exhibit B